EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-240335, 333-232864, 333-225500, 333-219760, 333-99423, 333-44790) on Form S-8 of our reports dated February 28, 2024, with respect to the consolidated financial statements of Vicor Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
February 28, 2024